UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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PIPER JAFFRAY COMPANIES

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E-mail from Todd Firebaugh (Chief Administrative Officer) to all employees/Piper Jaffray Intranet Posting Dated March 19, 2009
Email sent with High Importance flag
Subject Line/Headline: Watch for email with subject “PIPER JAFFRAY COMPANIES 2009 Annual Meeting”
Employees who hold shares of Piper Jaffray in restricted stock or in the Piper Jaffray Companies Retirement Plan will be receiving an email on Friday, March 20, 2009 with the subject line of “PIPER JAFFRAY COMPANIES 2009 Annual Meeting”. PLEASE DO NOT DELETE THIS EMAIL AND TAKE PROMPT ACTION TO VOTE YOUR SHARES BY MARCH 31st. The email that you will receive contains a unique control number which is required in order to vote your shares.
Employees who are shareholders of Piper Jaffray are encouraged to vote “FOR” key business items to be addressed at the May 7 annual meeting of shareholders:
•	Election of three directors, and

•	Approval of an amendment to our Amended and Restated 2003 Annual and Long-Term Incentive Plan to increase by 1.5 million the number of shares of Piper Jaffray common stock that may be issued under the plan. The additional share will be used primarily to make restricted stock grants for our February 2010 annual incentive grants pertaining to 2009 compensation.
If you hold shares in a personal brokerage account, you will receive information in the mail with voting instructions. If you receive both an email and a mailing, it is important that you submit votes for all shares held.
Employees of Piper Jaffray own approximately 23% of Piper Jaffray common stock and it is critical that you vote your shares.